Exhibit 99.2

American Eagle Outfitters, Inc.

Second Quarter 2015 Earnings

Conference Call Transcript August 19, 2015

Operator: Greetings and welcome to the American Eagle Outfitters Inc. Second Quarter 2015 Earnings Conference Call. At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star, zero on your telephone keypad. If you would like to enter the Q&A session, you may push star, one on your telephone keypad now. As a reminder, this conference is being recorded.

It’s now my pleasure to introduce your host, Judy Meehan, Vice President of Investor Relations. Thank you. You may begin.

Judy Meehan – American Eagle Outfitters, Inc – VP, IR: Good morning everyone. Joining me today for our prepared remarks are Jay Schottenstein, Interim Chief Executive Officer; Chad Kessler, Global Brand President of the AE brand; Jen Foyle, Global Brand President of aerie, and Mary Boland, Chief Financial and Administrative Officer. Also joining us for Q&A today are Roger Markfield, Chief Creative Director; Michael Rempell, Chief Operating Officer, and Simon Nankervis, Chief Commercial Officer.

Before we begin today’s call I need to remind you that we will make certain forward-looking statements. These statements are based upon information that represents the Company’s current expectations or beliefs. The results actually realized may differ materially based on risk factors included in our SEC filings. We have also posted a financial supplement with additional financial materials on the website.

Now, I’d like to turn the call over to Jay.

Jay Schottenstein – American Eagle Outfitters Inc. – Interim CEO: Thanks, Judy. I’m pleased that I get to report another strong quarter. Congratulations to the team for delivering an exceptional first half and building on the recovery that began late last year. When I took the helm in early 2014, I knew we had the potential for a successful quick recovery. Our collective efforts over the past 18 months have proven this.

In the second quarter, we reached record sales and delivered the fourth consecutive quarter of year-over-year earnings growth. In a tough retail environment, both American Eagle and aerie achieved significant sales and earnings growth and we see momentum continuing into the third quarter. Our efforts to create a better overall customer experience, strengthen our process and gain efficiencies have created the underlying foundation for improved results.

In the second quarter, net revenue increased 12% on a comp increase of 11%. EPS of $0.17 was well above $0.03 earnings last year and above our guidance of $0.11 to $0.14. Customers responded favorably to merchandise improvements, greater innovation, on-trend style and outstanding value. As a result, we had more full-price selling and lower markdowns.

Strength in our business was broad-based across geographics, brands and channels. Stores comped positively and our digital business was very strong as we attracted more customers. Inventories and expenses were well managed during the period, contributing to our profit improvement.

We ended the quarter in excellent financial conditions with no debt and a cash balance of $327 million, $64 million higher than this time last year.

We are pleased by our progress over the past year, yet we still have tremendous opportunity for growth and stronger profitability. With the American Eagle brand we have an opportunity to seize market share and be the number one casual American lifestyle brand across the globe. Despite a high level of competition, we are performing well. Our well-curated, edited assortment, strong point of view and leading bottoms businesses are important competitive advantages. Chad Kessler and team have done a great job and will continue to raise the bar and strive for consistency over the longer term.

Next, aerie presents an incredible growth opportunity which I believe can double in size over the next several years. Under Jen Foyle’s leadership, the brand has gained very good traction. We’re enthusiastic about the intimates market and believe aerie is unique, differentiated and perfect for today’s young women. aerie is poised for growth much like American Eagle felt early in its history.

Our digital business is strong with mobile sales accelerating at a rapid pace. Recent investments are delivering nice returns. Our upgraded new app, better technology and omnichannel tools are driving incremental sales and providing the platform for future growth. Digital is a growth lever as we pursue expanded product lines and open our UK site this quarter, the first step in a broader plan for global expansion.

Regarding international, improvements to our brand and merchandise assortments are fueling good momentum. In company-owned markets including Mexico, China and the UK, we have well-paced expansion plans underway. The licensed store portfolio continues to grow, providing accretive expansion with a low-cost capital investment. With additional stores and digital expansion, our international growth will accelerate over the next several years.

On the operational front, the team is currently working on additional expense reductions and implementing a program of continuous improvement. The transition to our new omnichannel distribution center is complete, providing inventory efficiencies, improved processing and faster delivery times.

To conclude, we’ve made great strides in a short period of time and I’m extremely optimistic on our future. We have two of the best positioned brands in the marketplace today. We have vast opportunities to expand the reach of our brands and grow through global and digital expansion. Our top priority is to stay focused on delivering further improvements and returns to our shareholders.

Now I’ll turn it over to Jen.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – aerie: Thanks Jay and good morning everyone. I’m so pleased to be here this morning to review another strong quarter for aerie. Before I get started, I’d like to thank and congratulate my team for delivering strong results. We have an incredibly talented team. I’m very proud of the work they’ve done and their continued drive and passion.

The second quarter exceeded our expectations. Comparable sales increased 18%. We saw positive growth across all store formats and our digital business was especially strong. The average unit retail price, units per transaction and average dollar sale all increased. aerie traffic was also nicely positive, clearly above the mall traffic as we continue to gain new customers. Merchandise margins expanded with less markdowns and we continue to strengthen the bottom line, delivering higher profitability.

We were pleased with the strength across the business. The best categories included bras, undies, swim and soft dressing. We delivered newness, innovation, better quality and improved value. For example, our new bra collections and the swim line have provided incremental growth this spring.

We are building on categories like accessories and beauty and we are exploring additional ways to surprise and delight our customer. Our aerie Real campaign has been extremely well received by our customers and is truly a point of differentiation. We are excited to re-launch the campaign this month featuring Emma Roberts as our first Real celebrity. Emma was the natural choice for aerie. She has a confident independent spirit like the aerie girl.

On the store front, we’re growing our side by side store count where we continue to see strong results in both aerie and the adjacent AE store. Our new modern store formats are performing extremely well.

As Jay mentioned, I want to reiterate the tremendous growth in opportunity for aerie and I look forward to continuing current momentum

Thanks, and now I’ll turn it over to Chad.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Thanks Jen and good morning. Congratulations to you and the entire aerie team for delivering outstanding results this quarter and for the past several quarters. I’d like to underscore that aerie is an exciting growth opportunity and a great complement to our business. Now on to American Eagle.

We had a pretty fantastic second quarter led by improved merchandise and a positive customer response. Our continued focus on having the right people, product, process and presentations led to another strong quarter. American Eagle comp sales increased 10%, a nice acceleration from the first quarter. Our business reflected strong product execution and was much healthier overall. The customer recognized improvements and we saw a double-digit increase in the average unit retail price. Consolidated traffic rose with particular strength online due in part to an increase in digital marketing and more customers shopping the brand. Store traffic outpaced mall traffic, a trend we began to see at the beginning of the year. We are pleased with this, especially given the significant reduction in store-wide sale events and fewer clearance units compared to last year. The net result of all of this was significant expansion to the merchandise margin.

Turning now to product, we saw positive results in men’s led by strength in pants, denim, woven shirts and knit tops, with polos and graphics underperforming. In women’s, we saw exceptional growth driven equally by tops and bottoms. This is the best women’s business we’ve seen in many years. We saw strong comp growth in woven and knit tops, dresses and sweaters. The Soft and Sexy line has been terrific, which has now expanded across the knit top assortment. We are especially pleased to see a broad-based resurgence in tops, presenting an exciting opportunity for growth and margin recovery. In addition to a terrific shorts business this spring, I’d highlight the innovation we delivered in Denim X which expanded across classifications and fit.

As we are now in the midst of back to school and enter the fall season, we are pleased to see positive trends continue. In men’s, Flex denim is adding innovation and newness. In women’s, we have launched updated denim styles and emerging silhouettes. A new denim cycle falls right into our strength.

Clearly Roger was absolutely right years ago when he set out to create a leading jeanswear collection. Today, AE denim and bottoms are a major competitive advantage. It’s where we have strong brand loyalty and have had the most consistent performance. It’s also now a significant opportunity as we expand globally.

As I look forward, I’m optimistic. While we made some improvements last year, we have plenty of room for further progress. We are running the business better and our process is working. Marketing efforts will be focused on connecting emotionally with our customers and building a stronger reputation for product leadership and quality. Our brand position is absolutely right for today’s consumer and we are well poised to capitalize on the disruption in our industry. We will remain focused and disciplined while delivering exceptional product innovation and quality and value.

Lastly, as we seek to expand our business by bringing newness and interest to our customers, we are pursuing new ideas like our Don’t Ask Why fashion capsule. This could include collaborations or other creative ideas that we can incubate and learn from as they provide incremental business.

Congratulations and thanks to my team for delivering a great season. Now I’ll turn it over to Mary.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Thanks, Chad. Good morning everyone. Our customers continued to respond well to our product and brand initiatives, leading to significant earnings growth and a beat to our guidance. The second quarter profit improvement was the result of a positive double-digit top line and higher merchandise margins from lower promotional activity. We also benefited from our expense reduction initiatives and store fleet repositioning.

Now looking at the details of the quarter, total net revenue increased 12% to $797 million from $711 million last year. Consolidated comparable sales increased 11%. By brand, AE comps were up 10% and aerie increased 18%. We are pleased that consolidated traffic increased in the quarter. The average transaction value increased in the mid-teens, driven by a mid-teen increase in AUR. The strength in our AUR was driven by a combination of more full-priced sales and fewer promotions. Additional sales information can be found on Page 6 of the presentation.

Total gross profit increased 20% to $285 million, and as a rate to revenue, rose 230 basis points to 35.7%. BOW leveraged 130 basis points. This was due to higher sales and rent leverage driven by our fleet rationalization. Reduced markdowns drove another 100 basis points of margin expansion as we continued to successfully reduce promotional activity.

SG&A expense remains well controlled, enabling us to leverage by 220 basis points to a rate of 24.5%. Expense dollars increased 3% to $196 million. The increase was due to higher incentives and variable selling expenses driven by strong sales results. Our expense reduction efforts resulted in a low single digit decline in fixed expense. This was partially offset by an increase in incentive and variable selling expense driven by the strong sales performance. Depreciation and amortization increased to $36 million and decreased 50 basis points to 4.5% as a rate to revenue.

Operating income grew to $53 million from $12 million last year and operating margin expanded 500 basis points to 6.7% as a rate to revenue.

Within Other income, we had a loss of approximately $2.2 million which was primarily due to currency losses related to cash held in Canadian dollars. The tax rate of 34.7% includes a benefit of approximately $2.5 million due to an income tax settlement. EPS of $0.17 increased from $0.03 last year.

Now turning to the balance sheet starting with inventory, which can be found on Page 7 of the presentation, we ended the quarter with inventory up 4% and at cost per foot up 5%. This was in line with our guidance and below sales growth. The composition of our inventory is very healthy with very limited clearance. We expect third quarter ending inventory at cost to be approximately flat. We remain disciplined on our inventory investments and are using our omnichannel tools to gain efficiencies across channels. We are committed to growing inventory lower than sales.

Cash and investments increased to $327 million at quarter end compared to $263 million last year. Capital expenditures totaled $37 million for the quarter, bringing us to $79 million year-to-date. We continue to expect cap ex to be approximately $150 million for the year.

I’d like to take a moment here to commend the team for a seamless transition to our new distribution facility in Hazleton, Pennsylvania. The teams did a great job with no major disruption to our business. This is our first true omnichannel DC with shared inventory across digital and stores. There are numerous efficiencies to be gained, including greater customer satisfaction through faster delivery and higher in-stocks, as well as inventory optimization and processing efficiencies.

Now regarding our third quarter outlook, based on a mid single-digit increase in comparable sales, we expect third quarter EPS of $0.28 to $0.31 per share. The guidance compares to adjusted EPS of $0.22 last year and excludes potential impairment and restructuring charges.

As Jay said, across the organization, we are intensely focused on maintaining our momentum, capitalizing on our opportunities within the marketplace and continuing to build a global presence.

Thanks, and now we’ll take your questions.

Operator: Thank you. We will now be conducting a question and answer session. If you would like to ask a question, please push star, one on your telephone keypad. A confirmation tone will indicate that your line is in the question queue. You may push star, two if you would like to remove your question from the queue. For any participant using speaker equipment, it may be necessary to pick up your handset before pushing the star key. In the interest of time and to allow as many participants through as we can, we ask that you please limit your time today to one question only. Thank you. One moment while we poll for questions.

Our first question comes from the line of Oliver Chen with Cowen & Company. Please go ahead with your question.

Oliver Chen – Cowen & Company Analyst: Hi. Congrats on really solid results and what we’re seeing with the product and in-store execution. Just regarding your comp guidance for mid single digits, is that a function of the more difficult comparisons? I’m just curious about that in light of some of the shifts that have been happening with the holidays as well as the later Labor Day. Mary, also, could you just update us on how the merch margin comparisons look ahead and how that may trend given the progress you’ve had.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Yeah. The mid single digit comp guidance is really as a result of the improvement of our business at the end of last year, so it is due to more difficult compares. But I think what’s most important here is the profitability of the business and the strength of the business continues here. Great results in Q2; we’ll see it here in Q3 as well based on our guidance. You know, expect to see merch margin continue to grow here in Q3 and Q4 as product resonates with our customer.

Oliver Chen – Cowen & Company Analyst: Okay Mary, and regarding that comp, is it going to follow kind of generally a similar trend with the ADS being the bigger driver in terms of where you’re getting the comp points?

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Yes, that’s correct.

Oliver Chen – Cowen & Company Analyst: Okay.

Operator: Thank you. Our next question comes from the line of Adrienne Yih with Wolfe Research. Please go ahead with your question.

Adrienne Yih – Wolfe Research Analyst: Good morning. Let me add my congratulations as well. Can you hear me?

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Yes, thank you.

Adrienne Yih – Wolfe Research Analyst: Okay great. The stores look great. A question on the percentage of newness that has been bottoms, if you can address that, and then secondarily, really this just goes back to kind of the inventory productivity. You entered the quarter 2Q with it up 1% total inventory, comps obviously came in at 11%. Entering the next quarter with 4% total inventory up, I guess is there a strategy that you would sort of contain promotions to generate really healthy margin sale? It’s kind of a follow-on from the earlier question just about it would imply that the productivity of the inventory is not as strong as it was in 2Q, so just a question on that.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: I think first in terms of the bottoms, we did deliver—our back to school bottoms assortment we delivered more newness than I think we’ve ever delivered, definitely than we delivered in the past few years. We’ve really tried to drive bottoms business through the innovation in AE of Flex denim for men and then the Denim X for women and the expansion there. So between fits and fabric and choices we definitely have more newness there and we’re seeing nice results.

I don’t think we’re expecting less productivity out of the assortment for Q3 than we’ve seen in Q1 and Q2. We continue to try to drive the business through stronger assortment and better customer value and innovation. We’re seeing great results as you can see from the ADS and the AUR improvements, and we expect that to continue through the fall.

Operator: Thank you. Our next question comes from the line of Brian Tunick with RBC Capital Markets. Please go ahead with your question.

Brian Tunick – RBC Capital Markets Analyst: Hi. Good morning. Thanks. I’ll add my congrats. I guess a question on the denim stream and the silhouette jeans that we’re seeing in the marketplace. Can you maybe talk about what that could mean to your tops to bottoms ratio? Then the second question is really on aerie. I think you said you think that business can double over the next couple of years. Does that include an increase in square footage, new stores or is that mostly going to come through the DTC channel. Thanks very much.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: I think in terms of denim we are definitely seeing positive response to our back to school denim assortments. I think we’re seeing—you know, we have the broadest assortment in the marketplace and we are seeing some silhouette shifts but I think that—I don’t see that necessarily—we aren’t seeing huge shifts in terms of the silhouettes in denim.

In terms of it driving tops, I think that having a healthy bottoms business is a great opportunity for our tops business. We did see in Q2 the women’s tops business actually slightly outpace the growth in bottoms. Both businesses were exceptional but it’s the first time we’ve seen that in quite a while, and I think that driving—the bottoms business drives a lot of customer loyalty and a lot of traffic and when we can get the tops business right and have the right outfits, we have the tops to go back to the bottoms, it just shows—this quarter shows that we can drive great results that way.

Jen Foyle – American Eagle Outfitters – Global Brand President – aerie: Brian, regarding aerie, we really believe in all the store formats, based on smaller square footage but we believe in that growth, and certainly, really leaning on the direct channel as sort of our gateway to the introduction of the brand to the customer. So we’ve seen nice acceleration on the direct side so we certainly will continue to leverage that via through the AE customer base, and then introductions to new customers and certainly then growing the smaller square footages.

Operator: Our next question comes from the line of Tom Filandro with Susquehanna Financial Group. Please go ahead.

Tom Filandro – Susquehanna Financial Group Analyst: Hi. Let me add my congratulations. Just great performance across the board. A Jen and Mary question just to extend on the longer term view that Jay said about doubling the business. Can you guys help frame how we should think about the margin profile of the aerie business maybe currently and as you grow that business do you think it’ll be accretive in line or dilutive to the overall mix? Then I have a factory question. It looks like comps improved a little bit from the first quarter to the second quarter, although down. Curious what drove that improvement and any view on the long-term merchandising strategy of the factory business would be helpful.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: You know, Tom, as I look at the aerie business and our growth opportunity, the aerie business today is accretive to our bottom line and I expect that to continue, and probably honestly grow over time. I think the work that Jen and her team have done on focusing the assortment, getting the fleet, the store fleet rationalized, deploying the side by side strategy, all of those would tell me that there’s growth profitability, growth for the aerie brand.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: I think in terms of the factory channel, we’ve started to see—we’ve really focused on trying to make sure that the assortment in the factory channel is more reflective of the I guess similar improvements we’re seeing in the mainline AE business. So the factory customer is really driven by value and also differentiation from mainline. We don’t have necessarily set targets about how much made for factory specifically we will have in that channel, but what we are committed to is providing the customer the absolute best value we can in our factory channel and also providing the best product, product that we’re equally proud of in factory as we are in our mainline and our online business.

Operator: Our next question comes from the line of Simeon Siegel with Nomura Securities. Please go ahead.

Simeon Siegel – Nomura Securities Analyst: Thanks. Good morning guys. Really strong AUR increases. How much of that is like-for-like versus a function of mix and cost? Then any thoughts on how much more room you have for increasing AUR? Just given the shift in the back half, do you expect to get an uptick in transactions in the third quarter?

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Yeah, most of it is driven by like-to-like as you think about the broad-based reduction in promotional activity. It’s really across the board on all our product.

I think as I look at AUR here in the back half, we still have opportunity for AUR growth. It will abate a little bit versus the pacing of the first two quarters of the year, but still opportunity to pull back on promotions in the back half of the year. Honestly, we’re seeing great strength of our product and more full-price selling, so it is very encouraging that we’ll continue to see some nice AUR growth.

Operator: Our next question comes from the line of Dana Telsey with Telsey Advisory Group. Please go ahead with your question.

Dana Telsey – Telsey Advisory Group Analyst: Good morning everyone and congratulations on the terrific results.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Thank you, Dana.

Dana Telsey – Telsey Advisory Group Analyst: Can you talk a little bit about merchandise margins, level of merchandise margins, where are we relative to peak and what opportunities do you see to move it higher? Thank you.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: We see continued improvement in our merchandise margin. Expect to see that continue here into Q3 and Q4. We still do have room for improvement beyond the levels we’re posting today and I think the work that Chad and Jen have done on product and assortment and driving higher AURs, you know, the metrics across the board are really strong. I see that continuing as they continue to deliver great product.

Judy Meehan – American Eagle Outfitters, Inc. – VP, IR: Michael, do you want to talk about AUC opportunities.

Michael Rempell – American Eagle Outfitters, Inc. – Chief Operating Officer: Yeah, I would just add, Dana, we see—the sourcing environment has changed as we’ve talked about in previous calls quite a bit over the last year, and we do see an opportunity that we’ll start to feel at the end of Q3 and certainly have some nice tailwinds in Q4 in terms of like-for-like costs. We’re seeing lower costs so we’re able to take some of that in margin and we’re able to invest more into the product and drive some of the innovation and newness that Chad and Jen have been talking about.

Operator: Our next question comes from the line of Matthew Boss with JPMorgan. Please go ahead.

Matthew Boss – JP Morgan Analyst: Hi. Good morning and nice results. So as we think about the larger picture gross margin opportunity and to tie in to your last comments there and the continued merchandise margin opportunity, as we think more holistically, is 2012’s 40% gross margin level, I mean is that a realistic goal over the next couple of years? And on the expense side, just the best way to think about SG&A dollar growth versus top line growth on a go-forward basis.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Yeah, I think from a gross margin perspective, being in the high 30s, somewhere around that high 30s, 40% is certainly a target that we continue to strive for here in the Company, and I think that the improvements that we’ve seen across the board on a multitude of our metrics would give me confidence that in the very short term we could drive ourselves to that high 30%.

As I look at SG&A expense, our goal here is to continue to keep what I would call our fixed expense flat to declining. Obviously as revenue grows and continues to grow at the rate we’re growing, our SG&A dollars will increase due to the variable expense related to selling and incentives. So, again, hope to continue to leverage SG&A is what that means at the end of the day and the team continues to stay rigorously focused on expense.

Operator: Our next question comes from the line of Tom Filandro with Susquehanna Financial Group. Please go ahead.

Tom Filandro – Susquehanna Financial Group Analyst: Hi, I got in for another one. I actually have a quick question for Jay.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: How’d that happen?

Tom Filandro – Susquehanna Financial Group Analyst: I don’t know. I’m caught off-guard, but I actually had a quick question for Jay. I’ll take it. Jay, I mean you’ve obviously proven a lot of people wrong and done a great job of guiding the ship. You guys are back on course. I’m just curious where are you currently now spending the bulk of your time? In what areas of the business?

Jay Schottenstein – American Eagle Outfitters, Inc. – Interim CEO: Well, I spend a lot of time on the merchandising side with Chad and with Jen, and also with Simon, and with the whole team there. You know, we have a strategy session that we have all the time and we have goals we set for ourselves. We have immediate goals we set and then we have long-term strategies too, so we just keep guiding the ship.

Operator: Our next question comes from the line of Kimberley Greenberger with Morgan Stanley. Please go ahead.

Kimberley Greenberger – Morgan Stanley Analyst: Great. Thank you so much. Very nice results here today. I wanted to hear a little bit more about the international growth, if you can talk about that, and maybe just help us think about monitoring the progress internationally along the way and what you ultimately think the top line and bottom line impact might be. And I just had one clarification if I could squeeze it in. I’m not sure how to bridge the difference between the mid-teens increase in the average value of a transaction and the 11% comp. What are the sort of three or four offsetting percentage points in there? Thanks so much.

Simon Nankervis – American Eagle Outfitters – EVP Global Commercial Business: Thanks, Kimberley. It’s Simon. I’ll cover off the international piece and then hand it back to Mary.

As I think about international, we were pretty clear a year and a half ago that we were focused on consolidating the business and growing our licensed franchise business. We’re at 114 stores and in 19 countries at the end of the quarter. By the end of this year we’ll be in 141 stores in 22 countries. You know we recently opened in Singapore and Korea. So we’ve got a continued focus on driving the licensed business as it’s relatively low capital intensity for ourselves and we’ve got a really good business model for running that operation.

In relation to the owned and operated, we sat back at the end of last year and said that this year was a year of consolidation. We wanted to set ourselves up for the future. We wanted to make sure that we’re pacing that investment aligned with the return that we were seeing and we feel confident that all of the initiatives we put in place at the end of the last year are now currently paying off, and to that regard we have a vision for the next three years around growing our business in Greater Asia, growing our business in the United Kingdom, Western Europe and, you know, consolidating our position in the Americas with really the completion of our strategy in Mexico.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: To answer your question, the number of transactions are down and our conversion is slightly down as well, too. That’s really driven, Kimberley, by lower promotions, and I think as we look at our business in Q2 and in Q3 the business is so much healthier from a profitability perspective as we pull back on promotions and have driven high AURs. Obviously you can drive higher transactions through high promotions but that’s not the choice we’ve made.

Operator: Thank you, ladies and gentlemen. As a reminder, we ask that you please limit your time to one question only.

Our next question comes from the line of Anna Andreeva with Oppenheimer.

Anna Andreeva – Oppenheimer Analyst: Great. Thanks so much and congratulations for the whole team. A really terrific result.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Thank you.

Anna Andreeva – Oppenheimer Analyst: I was hoping to follow up on the comp guidance. What are you guys seeing so far in the early back to school market? Mary, your guiding comp about in line with the street but EPS range a little bit higher, can you maybe talk about how we should think about SG&A versus gross margin component as far as that guide for 3Q?

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Yeah, in terms of our comp guidance for the quarter, that reflects the business that we expect to see here in Q3. Back to school is just starting so way to early to call any season here.

As I look at our margin and expense, I see continued expansion in our gross margin as we look forward, again, driven by the reduction in promotions and higher AUR, obviously. SG&A we’ll target to continue to leverage SG&A here in Q3. I think in Q4 as sales are driven in Q4 just due to the higher volume and incentive comp not sure we’ll leverage, but that’s our goal to continue to try and leverage.

Operator: Our next question comes from the line of Randy Konik with Jefferies. Please go ahead with your question.

Randy Konik – Jefferies Analyst: Thanks a lot. So Mary, I just want to follow up on the commentary around the gross margin. You’re talking about a goal towards 40%. Can you just talk about what are the factors that drive the duration of time to get that potentially 40%? And if you had to kind of handicap the different buckets of, you know, aerie contributing, IMU, DC improvement, leverage on the business and markdown rate improvement, how do you handicap the different buckets of what could be most impactful for you getting to that 40% potential target? Thanks.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: I would say the list of everything you talked about is correct. It is a combination of a multitude of things that’ll help drive our gross margin up higher. I mean obviously top line growth is important here. Do see the opportunity for further margin expansion. We still have opportunities in the promotional space to improve there. There’s always opportunity on the assortment, to expand our assortment and drive innovation in our product. Control our BOW is another big area. As we continue along the path of our fleet rationalization, we’ll continue to see BOW improve and leverage. And the team continues to stay very focused on expense control.

So it really is all about managing every line of the P&L as there’s opportunity pretty much across the board and the team continues to focus on it.

Operator: Thank you. Our next question comes from the line of Paul Alexander with BB&T Capital Markets. Please go ahead with your question.

Paul Alexander – BB&T Capital Markets Analyst: Thank you. Could you talk about the knit tops business a little bit and any thoughts on how that tailwind and business might change at all as we move into fall holiday and as the seasonality of knits changes? And would you include sweaters in that discussion of the knits category?

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Hi Paul. Yeah, I think we have—we are very optimistic about the knits business. We had great knit and sweater business on the spring side. A lot of the cotton and knits obviously driven by our Soft and Sexy fabric, and then sweaters, you know, we had a great knits business and some great second layers. We’re seeing continued strength heading into Q3. I think going into the fall and colder weather, from some of the testing we’ve done and have in place we are anticipating that we’ll still have a strong knits business going forward. As you know, that’s a terrific margin business. But we’re evolving and innovating Soft and Sexy in ways that will make it more seasonless or more—so cold weather appropriate, so we’re excited about that. Then we are also—we continue to be bullish on the sweater business as well.

Operator: Our next question is coming from the line of Janet Kloppenburg with JJK Research. Please go ahead.

Janet Kloppenburg – JJK Research Analyst: Good morning everyone and congratulations on a great quarter. Just a couple of quick questions. Chad, if you could elaborate a little bit on Flex denim assortment and the response to that, and if you think that that category could, or that sub-brand could help the men’s comp to accelerate here in the third quarter? Mary, I’m just a little confused on the gross margin opportunity for the third quarter. Is it as great as it was in the first half or should we expect it to moderate, and I’m wondering also in the inventory what your clearance levels are like year-over-year at this time? Thank you.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Hi Janet. So in terms of the Flex denim, we are seeing strong response so far in back to school to Flex. We have it represented at multiple levels within the assortment but also we really worked to put it through all of the different fit architecture that we have and we’re definitely seeing the customer respond to it and it’s making a significant contribution to the men’s denim business. We saw last year Denim X for women’s as an inflection point in the women’s business and we believe that Flex denim can provide that sort of—the innovation of Flex denim can provide that sort of inflection point for men’s as well. So we are very excited about the response so far from the customer.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: And regarding Q3 gross margin opportunity, we’ll see nice improvement in our gross margin in Q3. It will—the rate of improvement will moderate slightly as we come up against the improving business last year. Clearance, we’re in great shape on clearance, so no clearance hangover at all and inventories are in great shape.

Operator: Our next question comes from the line of Lindsay Drucker Mann with Goldman Sachs. Please go ahead.

Lindsay Drucker Mann – Goldman Sachs Analyst: Thanks. Hi everyone. I was hoping you could give some perspective on your AURs have been very, very strong in the quarter and year-to-date, and as we think about potential for AUR going forward, can you sort of break down how you’re thinking about the opportunity for AUR from fewer markdowns year-over-year, from increasing IMU or sort of ticket price? So maybe just the prospect for further AUR and what the big drivers are. Then also, sorry if you mentioned this, but can you help us to understand the cadence of comp by month across the quarter? Thanks.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: We don’t provide comp guidance by month. Again, we’re guiding to mid single digit comps for the quarter.

Lindsay Drucker Mann – Goldman Sachs Analyst: I meant for Q2. What happened in Q2? Sorry.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Okay. It was all positive. I mean every month was positive for Q2 and so far that trend is continuing.

AUR going forward, we do expect to see continued improvement in AUR. Obviously as we start to lap the end of Q3 and Q4 next year the improvement in AUR will abate a little bit but we still do see room for improvement. I do think as we move forward into Q4, as Michael mentioned earlier when he was talking about IMU, we do see some opportunity there to drive improvement.

Judy Meehan – American Eagle Outfitters – VP IR:

Chad, I don’t know if you wanted to talk a little bit about the product improvements.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Yeah, I think that for the most part the AUR improvement we’ve seen has been based on a reduction in markdowns. We are trying to make sure—we are committed to delivering the best value for the customer possible and the most innovation and quality that we can in the assortment, and so as Michael mentioned, like for like, we are seeing cost improvements. Some of that we reinvest into the product and some of that we do take in higher IMU, but for the most part we aren’t looking to artificially inflate tickets. That’s not how we’re getting our AUR. We’re really getting the AUR by getting stronger customer response to the product that we have out there and selling closer to ticket than we have historically.

If you’re doing store checks, there are some items where ticket prices are up to last year, but if that is the case it’s because there’s something better, there’s more quality and more innovation in that product than there was a year ago. Customer response has been strong where that’s been the case. But for the most part, we’re looking at ticket prices holding steady like-for-like and selling closer to the actual ticket price.

Operator: Our next question comes from the line of Richard Jaffe with Stifel. Please go ahead.

Richard Jaffe – Stifel Analyst: Thanks very much and I guess a real estate question, two parts. One is the fleet rationalization effort; I’m wondering how you see that unfold in the following year. Then the opportunity for bricks and mortar internationally versus the franchisor relationships that you’ve had in the past.

Simon Nankervis – American Eagle Outfitters – EVP Global Commercial Business: Thanks, Richard. You know, fleet rationalization was something that we started in early 2014. We went out in 2014 and said we will close 150 stores over three years. We’re well in the midst of that at the moment. I think the thing that has become a critical focus for us is really the productivity of each of the stores that we have. We have a substantial fleet; the majority of that fleet remains profitable. Just to give you an idea, we’ve only got 23 American Eagle stores that aren’t four-wall profitable. So the fleet itself is incredibly solid. So I think we’ll continue the course. We review every lease. We’ve just come through fleet review and just finished reviewing everything and ultimately the stores will stay open that warrant staying open as the customers requirements demand.

I think thinking about international and brick and mortar opportunities, we’ve got a very clear strategic path around the opening of stores. If you think about what we’re doing in the back half of—hopefully by the end of this quarter we’ll open our digital site in the United Kingdom and that’s really a way for us to identify the opportunities for expanded bricks and mortar but also for us to leverage the technologies and opportunities we have currently in our US business and to develop the global footprint through all of the various channels that our customer shops.

Operator: Our next question comes from the line of Rick Patel with Stephens, Inc. Please go ahead.

Rick Patel – Stephens, Inc. Analyst: Thanks. Good morning everyone. Just a question on your denim business. So Denim X has been great but some of your peers are getting into this stretchable denim category in a bigger way this year, so given the heightened competition, how do you stand out and maintain your leadership position? Then also a question on sourcing. Do you see the recent pullback in the Chinese yuan as an opportunity to reduce sourcing costs further, and if so, when should we start to see the impact of that?

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: I think in terms of denim, we have I think the most experience in the jeans business of our competitors, and it’s not just about the fabric. I can promise you that our Denim X fabric and our AEO Flex fabric is better than any of our competitors’ fabric. We work very closely with all of our mills to develop these fabrics, even down to the yarn suppliers as to what we’re putting in the fabrics, and we definitely have the best fabrics in the industry. It takes a lot more—I think the other critical thing is it takes a lot more than just having a seriously stretchy jean to be in the denim business. It’s all about fit, fabric, wash. Every single fit, every single wash, every single cc is individually fit by our tech team and we’re in the factories constantly making sure that they’re maintaining the quality and the specs that we’re requesting. So I know that some people are trying to chase us in terms of stretch. Some people are trying to chase us by even using the term Flex, but I’m confident that our jeans are superior and I know that our customer recognizes that.

Michael Rempell – American Eagle Outfitters, Inc. – Chief Operating Officer: On the sourcing side, sure, we do expect the Chinese currency to help. As I was saying before, we’re going to see significant IMU improvement in the fourth quarter this year and we expect that—we already had expected that to continue through the first half of next year and the currency really gives us incremental opportunity on top of that.

Operator: Our next question comes from the line of John Morris with BMO Capital. Please go ahead.

John Morris – BMO Capital Analyst: Thanks. My congratulations to everybody too as well. My question for I guess Chad and Jen, Chad you’ve talked to this a little bit in terms of the opportunity as you get into the back half, and Jen, love to hear from you as well from a product perspective. Where else do you see opportunity, particularly for holiday versus last year? Because, you know, last year I think it was really kind of the time when you were beginning to have some noticeable impact on the assortment, so I’m thinking year-over-year, besides what you’ve already touched on, maybe give us a little bit more flavor of where that opportunity is. Thanks.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: You know I think—I don’t want to get into too many specifics about holiday because obviously it’s a few months away.

John Morris – BMO Capital Analyst: Understood.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: But I think we—I think last year we did start to see improvement. We started to, you know, get the AE brand headed in a better direction and we’ve seen that momentum increase through the spring season. We have spent—clearly holiday is a critical season. The whole team here has spent a lot of time trying to make sure that our assortment will be the best curated assortment with the best innovation that we’ve offered the customer and the best value. We’re making sure that our inventory levels are controlled so that we don’t find ourselves pressured from having too much inventory to be promotional. Then another key to it is we have—we test the whole assortment. So we haven’t—we’ve laid out what the holiday assortment is; we haven’t set the final assortment yet and we certainly haven’t set the final levels yet. We still have weeks and even a month or so before we have the whole holiday assortment nailed down. So we know how critical the holiday assortment is to our performance for the year and it’s something that we all take very seriously to make sure we get as accurate as we can on what we’ll be providing the customer.

But I think, you know, that’s part of it. I think the second thing that’s just as important is making sure that the assortment feels—that the outfits are terrific, that the assortment feels strong and that it really will emotionally resonate through to the customer and we’re pretty excited about holiday.

Jen Foyle – American Eagle Outfitters – Global Brand President – aerie: In aerie, you know, it is really about bras. It’s our biggest category and we’ve layered on a whole new business that’s actually providing incrementality to the bra assortment. So we will continue to chase and deliver on that business which is soft layers and it’s doing extremely well.

Then similar to what happened in the first half, swim is really an extension business, but again, providing incrementality. As we look forward into fall and holiday, we have a fairly penetrated business in sleep and again some of those at leisure businesses that we’re already getting strong results on. So again, we’ll continue to look forward into that business and to Q4.

Operator: Our next question comes from the line of Rebecca Duval with BlueFin Research Partners. Please go ahead.

Rebecca Duval – BlueFin Research Partners Analyst: Hi. Good morning and thank you. Congratulations also. Just a quick question for Chad. It seems that we’re seeing kind of an older customer shopping the stores now more often and I’m just wondering if you are also noticing changes to your customer profile in both the men’s and women’s business, and if you see further opportunity there.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Well, you know, I think there’s two parts to it. First, I think that there’s a lot of disarray happening in mall-based retail today and I think as one of the retailers who I think—as a true lifestyle brand, providing a nice, edited, curated assortment with easy outfits and a terrific bottoms business, I think we really provide the customer an easy place to shop. We’re very focused on curating to a 20-year-old customer, that college age customer, but we believe that with the strength of our bottoms business, both men’s and women’s, and with the democratic assortments we have that we do appeal to a broader customer base than just that 20-year-old. And I think we do have an opportunity to see that even expand going forward.

Judy Meehan – American Eagle Outfitters – VP IR: Adam, we have time for one more question.

Operator: Thank you. Our final question comes from the line of Pam Quintiliano with SunTrust. Please go ahead.

Pam Quintiliano – SunTrust Analyst: Great. Thanks so much for squeezing me in, guys, and congratulations on a really wonderful quarter. So actually just two quick ones. You mentioned a new aerie customer. Can you just tell us who she is and can you convert her to an Eagle customer, or is she already shopping at Eagle and now just with the side by sides making her way over to aerie with the new product there? Then you had also mentioned that the traffic was higher than the mall average at both divisions. Obviously product improvement is contributing to that, but can you talk about response to recent marketing and social media campaigns and just how we think about your approach to that to the back half of the year? Thanks so much.

Jen Foyle – American Eagle Outfitters – Global Brand President – aerie: Yeah, sure. In aerie, I guess first and foremost on your last question as far as social media, we leaned on that heavily kicking out in Spring 1 with the selfie event and that was a great start, so we’ll continue to leverage that. We’ve assembled a whole new social networking team that is highly focused on speaking to the girl in the way that she responds. So regarding that part of the business, it’s been highly effective.

Then the second, can you remind me of your first question, please? I’m so excited about the social part of the business I forgot about your first question.

Judy Meehan – American Eagle Outfitters – VP IR: New aerie customer.

Jen Foyle – American Eagle Outfitters – Global Brand President – aerie: New aerie customer. I said it before, I’ll say it again. We continually leverage the AE customer base. They have over 16 million customers and over 50% of those are women for sure, so we’re speaking to them. We’ve leveraged them on the digital side. If you go onto the website today, you’ll see an aerie nav on top of the AE homepage and that certainly is driving direct traffic. So yeah, of course, we’re leveraging that base and then we’re finding new ways to speak to the customer through the social network side I just spoke of.

Judy Meehan – American Eagle Outfitters – VP IR: Okay. Thanks everyone. That concludes our call. We appreciate your participation today and continued interest in American Eagle Outfitters.

Operator: Thank you. Ladies and gentlemen, this does conclude our teleconference for today. You may now disconnect your lines at this time. Thank you for your participation and have a wonderful day.